Exhibit 99.1

          ICORIA AWARDED $1.2 MILLION LIVER INJURY CONTRACT FROM NIEHS

    RESEARCH TRIANGLE PARK, N.C., Aug. 29 /PRNewswire-FirstCall/ -- Biotechnology company Icoria, Inc. (OTC Bulletin Board: ICOR.OB) today announced that it has received a $1.2 million Phase II Small Business Innovation Research (SBIR) contract from the National Institute of Environmental Health Sciences, National Institutes of Health to discover biomarkers for drug-induced liver injury. This research could lead to the development of new diagnostics for identifying hepatotoxicity and the progression of liver disease.

    Icoria is currently developing multi-analyte biomarker panels to diagnose drug-induced hepatotoxicity, non-alcoholic fatty liver disease and other liver problems where present diagnostics approaches may be limited in sensitivity and accuracy. The contract will support Icoria's continued research into proprietary serum and urine biomarkers that can measure liver health and predict the severity of liver pathology.

    "Icoria's goal is to develop highly informative, minimally-invasive, diagnostic tests that can provide health care professionals with more sensitive and specific views of liver function and how it is affected by drugs and toxicants," said Thomas Colatsky, Ph.D., Icoria's Chief Scientific Officer. "Liver injury and its progression to liver disease remain significant issues in drug development and medical care. We believe this contract will help us increase our understanding of this critical organ and how it responds in acute and chronic illnesses."

    Drug-induced liver injury can mimic all forms of acute and chronic hepatic disease and remains a leading cause of drug failures and withdrawals from the market. An estimated 30 percent of all adults have fatty liver disease, which can impair normal liver function and is believed to be a cause of insulin resistance, a component of metabolic syndrome, and a risk factor for cardiovascular disease. A segment of these patients have advanced fibrosis or cirrhosis, which may go undetected despite a traditional liver function test or even a biopsy. Impaired liver function can lead to unforeseen complications when taking drugs and interfere with the treatment of other illnesses.

    Phase II
    Icoria had previously announced the award of this contract in June 2004 with an anticipation that Phase II of this contract would be worth $643,000. After Icoria submitted the results of a successful Phase I implementation of its "Metabolomics and Pathway Linkage: Urine, Serum, and Liver" research program, Phase II of this contract was increased by 89% to $1.2 million.

    In the initial phase, Icoria used mass spectrometry to identify individual metabolites in urine, serum or liver based on studies of a single compound known to cause liver damage. In Phase II, Icoria will extend the Phase I study to include two additional liver toxicants and use analytical and data analysis tools for metabolomics that were developed and tested during Phase I. The results will be used for metabolomics biomarker discovery with specific emphasis toward determining markers in urine and serum that are predictive of liver toxicity.

    "As the population ages, and as we become more dependent on long-term drug therapies to manage chronic illnesses and extend lives, we believe the value of diagnostics to tell physicians how a patient is reacting to these therapies will grow," said Colatsky. "This contract will help us identify new ways to use the liver as an important window into patient health and could lead to the development of diagnostics that provide earlier, more reliable signals of liver injury and help screen for these effects in the drug development process."

    "An important goal of our liver biomarker discovery program is to develop diagnostics that can help identify patients who respond adversely to certain treatments and to help physicians ensure that patients receive the most appropriate medications as they progress through different stages of a chronic illness, such as diabetes or cancer," Colatsky said.

    The SBIR Phase II contract is worth up to $1,213,492 over a two-year period. This project is funded with Federal funds from the National Institute of Environmental Health Sciences, National Institutes of Health, Department of Health and Human Services, under Contract No. HHSN291200555540C. The Phase I contract was worth $99,465 and was funded by Contract No. HHSN291200445524C. Icoria estimates that the Federal funds allocated under these contracts will entirely support its "Metabolomics and Pathway Linkage: Urine, Serum, and liver" research program.

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    In addition to the current study, Icoria's ongoing liver toxicity research activities include programs on fatty liver disease and its relationship to type 2 diabetes, and the interactions between changes in gene expression with biochemical function and tissue structure. The company is also working to characterize ADMET Technologies, Inc.'s human adult hepatocytes, to improve their value as a predictive toxicology screening tool in the early stages of drug development.

    About Icoria
    Icoria, Inc. is a biotechnology company focused on the discovery of novel, multi-parameter biomarkers using its unique multi-platform approach. Icoria intends to use these future biomarkers internally to develop multi-analyte diagnostics to define and grade pathology or disease state with a high level of specificity and sensitivity, and use its technology to help collaborators and customers develop better, safer drugs and diagnostics and to identify targets, leads and drug/diagnostic combinations for liver injury, metabolic disorders and cancer. Icoria's shares trade on the over the counter bulletin board.

    This press release contains forward-looking statements including, but not limited to, the Company's expectations for its healthcare based business model and its biomarker discovery platform. Such forward-looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Icoria's ability to identify biomarkers, early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Icoria's Quarterly Reports on Form 10-Q for the period ended June 30, 2005, March 31, 2005, as amended, and its Annual Report on Form 10-K for the year ended December 31, 2004, both as filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

SOURCE  Icoria, Inc.
    -0-                             08/29/2005
    /CONTACT: Media - Public Relations of Icoria, Inc., +1-919-425-2999/ /Web site: http://www.icoria.com/